SCHEDULE 14C INFORMATION
                            ------------------------

                 Information Statement Pursuant to Section 14(c)
                     Of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by rule 14c-5(d)(2))
[_]  Definitive Information Statement

                               ALPHA HOLDING, INC.
                               -------------------
                  (Name of registrant As Specified In Charter)

Payment of filing fee (Check the appropriate box):

[X]  $3.27 per Exchange Act Rules 0-11 (C) (1) (ii), or 14c-5(g).
[_]  Fee computed on table below per Exchange Act Rules
     14a-(6)(i) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies.

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

             NOTICE AND INFORMATION STATEMENT DATED AUGUST 23, 2004

TO THE STOCKHOLDERS OF ALPHA HOLDING, INC.:

     In accordance with the provisions of Section 228 of the Delaware General Corporation Law ("DGCL"), notice is hereby given that four (4) shareholders owning a total of 7,950,000 shares (approximately 95%) of the issued and outstanding common stock of Alpha Holding, Inc., a Delaware corporation

("Alpha"), having not less than the minimum number of votes that would be necessary to authorize or take such action, as described below have, by written consent without a meeting and without a vote, on August 20, 2004, (the "Written Consent"), in lieu of any meeting, agreed to the following shareholder actions:

     (1) Entering into a Stock Purchase Agreement with the holders of 100% of the issued and outstanding stock of Sea Sun Capital Corp. and issuing 8,607,228 shares of Alpha's common stock to the Sea Sun shareholders in exchange for 100% of the issued and outstanding shares of Sea Sun Capital Corp. (the "Sea Sun Shares");

     (2) Amending the Certificate of Incorporation to change the name of the Corporation to Sea Sun Corporation;

     (3) Amending the Certificate of Incorporation to increase the authorized common shares from 10,000,000 shares par value $.001 to 100,000,000 shares, par value $.001 and authorize a new class of shares, namely 50,000,000 shares of $.001 per share value Preferred Stock, with the issuance of any of such Preferred Stock, in such series and with such rights, powers, and designations thereof, to be determined by the Board of Directors as and when any shares of Preferred Stock are issued;

     (4) Election of Rodney Koch, Graham Millington and Wayne Izumi as directors of Alpha;

     The actions of (1) changing the name to Sea Sun Corporation; (2) increasing the authorized common stock to 100,000,000 shares and authorizing 50,000,000 shares of Preferred Stock, will become effective concurrent with the filing of the Certificate of Amendment of the Certificates of Incorporation with the Delaware Secretary of State, which filing will take place immediately prior to the closing of the Stock Purchase Agreement

     Only holders of record of the Alpha stock at the close of business on August 23, 2004, are entitled to receive notice of the informal action by the shareholders in accordance with Section 228 of the DGCL. This Information Statement is being sent on or about August 26, 2004 to such holders of record. No response is being requested from you and you are requested not to respond to this Information Statement. In accordance with Section 228 of the DGCL, this Notice and Information Statement is notice of the taking of the corporate actions, without a meeting by less than unanimous written consent to those shareholders who have not consented in writing.

     WE ARE NOT ASKING YOU FOR A PROXY,  AND YOU ARE  REQUESTED NOT TO SEND US A
     ---------------------------------------------------------------------------
PROXY.
------

Company:
Alpha Holding, Inc.
Suite 205
9997-178th Street
Bldg. #14
Edmonton, Alberta
Canada 5T5 6J6

                               ALPHA HOLDING, INC.

                     INFORMATION STATEMENT FOR SHAREHOLDERS

The Written Consent
-------------------

Pursuant to Section 228 of the DGCL, shareholders owning a majority of the outstanding shares of common stock of Alpha have voted by Written Consent in favor of the following actions:

     (1) Entering into a Stock Purchase Agreement with the holders of 100% of the issued and outstanding stock of Sea Sun Capital Corp., and issuing 8,607,228 shares of Alpha's common stock to the Sea Sun shareholders in exchange for 100% of the issued and outstanding shares of Sea Sun Capital Corp. (the "Sea Sun Shares");

     (2) To amend the Certificate of Incorporation to change the name of the Corporation to Sea Sun Corporation.

     (3) To amend the Articles of Incorporation to increase the authorized common stock to 100,000,000 shares of common stock, par value $.001, and to authorize a new class of shares, namely 50,000,000 shares of $.001 per share value Preferred Stock, with the issuance of any such Preferred Stock, in such series and with such rights, powers, and designations thereof, to be determined by the Board of Directors as and when any shares of Preferred Stock are issued;

     (4) To elect Rodney Koch, Graham Millington and Wayne Izumi as Directors of Alpha;

Dissenter's Rights - Under Delaware law, shareholders are not entitled to dissenter's rights of appraisal on any proposal referred to herein.

Information Relating To Various Proposals
-----------------------------------------

(1)  Acquisition of SEA SUN CAPITAL CORP.

     As of July 29, 2004, Alpha entered into a Stock Purchase Agreement (the "Agreement") to acquire (the "Acquisition") all of the issued and outstanding shares of Sea Sun Capital Corp., an Alberta, Canada corporation ("Sea Sun"), in exchange for a total of 8,607,228 shares of Alpha's Common Stock. The Acquisition is subject to the approval of the stockholders of Sea Sun and Alpha. As a result of the Acquisition, Sea Sun will become a wholly owned subsidiary of Alpha and the former shareholders of Sea Sun will own approximately 51% of Alpha's issued and outstanding common stock. The consummation of the Acquisition will vest control of Alpha with the former shareholders of Sea Sun.

Business of Sea Sun
-------------------

OVERVIEW
--------

Sea Sun owns the worldwide manufacturing, distribution and patent rights to the environmentally friendly Sea Vu glass bottom personal watercraft. The company currently has offices in New York, and in Canada in Kelowna, British Columbia and Oakville, Ontario. The Company plans to establish their head office in Florida in the fourth quarter of 2004.

Sea Sun will operate and own locations in selected geographic locations. In order to penetrate distant markets the Company will also license the rights to Master Licensees who will be encouraged to select only those water sport operators who are successfully established. Sea Sun will also sell the Sea Vu watercraft outright. These combined approaches will enable Sea Sun to expand rapidly with a minimum amount of capital. The Company will receive revenues from Sea Vu rentals, license fees, royalties and the outright sale of the Sea Vu.

In order to keep pace with the changing trend the world over, Sea Sun will promote their products to attract tourists from all over the world and offer them something extra in addition to the beauty of the country they are visiting. Viewing the underwater world and its rich marine life will provide the consumer with an enriching experience.

Only those locations with significant growth potential will be Company operated by Sea Sun. These locations will offer the Sea Vu watercraft and other water-oriented leisure crafts. The Company, under a private label agreement Sea Sun will offer a product for divers and water leisure product at selected locations. These products are currently manufactured and distributed by highly successful international companies. The Company, however will only promote these products as alternatives and the focus will remain on the Sea Vu.

The Company will also sell Master Licenses for a geographic territory. The Company currently has thirty-four revenue sharing contracts in effect with existing Sea Vu watercraft owners. These Sea Vu owners will be offered the first opportunities to purchase a Master License. First class products deserve first class service and the Sea Vu products will only be available through the most knowledgeable and service oriented partners. Sea Sun has established a training program that covers product knowledge, safety, marketing, and service.

Sea Sun will initially focus the majority of their efforts on the Caribbean market however they have recently hired a Vice President who will relocate to China to oversee both the manufacturing and marketing development of the Asian marketplace. As Sea Sun develops it will focus on additional markets.

The Product
-----------

The Sea Vu personal watercraft now opens the underwater world to divers and non-divers. The Sea Vu can be used on all waterways and the design ensures stability on the water.

Environmentally unimposing, the Sea Vu glides slowly over reef structures. The Sea Vu allows viewing of coral reefs up close without the risk of damage to the delicate corals.

Sea Sun selected a prominent design company from British Columbia to improve the Sea Vu product and over the last year the focus has been directed toward redesigning the watercraft.

The hull is designed to provide maximum load and stability for the craft and the two hull tunnels will accommodate the dual thruster system. The hull has been sectioned and filled with foam to provide additional strength; positive flotation as well as making the unit satisfy all safety standards. The high buoyancy and stability allow the Sea Vu to be used on many different types of water.

The deck design incorporates a new ergonomically correct position to provide maximum comfort for the operator, eliminates water leakage and has also been is designed to be self bailing. Should the Sea Vu be flooded with a large wave the water will rush off in three directions, the left and right sides as well as the stern. This feature was incorporated to achieve maximum safety. The Sea Vu complies with all USCG and EU category three standards.

Perhaps the single most important aspect of the Sea Vu is a patented viewing window at the bow water line which offers an unparalleled view of the beauty of the underwater world. The lens is optically correct and disperses bubbles and turbulence for clear viewing while moving. Glass bottom boats currently in existence have to be stopped in order to allow a clear underwater view. The design results in a reduction in hull noise that eliminates any noise that may alarm marine life. Water clarity is the only limiting factor affecting viewing distance, allowing the user to see up to 100 ft. or more. Marine life and forms however are not confined to deep water. The Sea Vu exclusive design also allows the craft to operate in only twelve inches of water. This feature allows the user to discover an undersea world that is rich in beauty and teeming with magnificent marine life.

The new Sea Vu is powered by a high performance digitally controlled Mercury motor with 50 lbs. of thrust that maximizes the unit's maneuverability. The key advantages to this motor include: it is maintenance free; completely sealed to prevent galvanic corrosion; provides higher throughput; is quiet; has a smooth performance; provides an efficient glide; an improved efficiency results in extended battery life and more time on the water; has a soft-start feature which ramps up power in the variable mode and is reliable. The digital control monitors the motor's amp draw, heat dissipation, output and other vital parameters. The result is a motor that self regulates -- a cooler, quieter, more efficient running motor over an extended service life. The prop is quieter and has a smaller diameter than the two-blade designs. The Sea Vu is equipped with a tunnel that protects the thruster and propeller and also acts as a safety guard for people.

The two 12 volt batteries that provide power to the motor are the latest in marine technology. They are Lifeline absorbed glass mat (AGM) batteries made by Concord. These are an advanced deep cycle version of the same lead acid batteries used in cars and trucks. The AGM batteries offer advantages over conventional deep-cycle batteries. The AGM batteries are completely sealed and maintenance free. No water is required and there is no risk of leaking acid. They have a very low discharge rate when stored for long periods and will still have ample power left in them after prolonged periods of storage. Conventional batteries by comparison, stored over long periods of time, self-discharge and in some instances are damaged. The AGM batteries will generally last 4-5 years before they need to be replaced. Battery replacement remains the only operating cost of electric boats.

The entire wiring harness and system is now being built to the highest corrosion proof standards. All wiring and connections now meet the highest specifications available providing the Sea Vu with unsurpassed reliability. All connections are easy plug connectors allowing repairs and part replacement to be done on the beach if necessary.

The digital steering is self-correcting so if the user releases the steering handle the Sea Vu automatically stops. This is a built in safety system in case a person accidentally falls off the watercraft.

The dimensions for the single person Sea Vu are 95" long by 43" wide with a depth of 22". The craft weighs approximately 200 lbs. The two person Sea Vu is 116"" long by 72" wide with a depth of 24". The weight of the craft is approximately 340 lbs.

The Sea Vu single person and the two person watercraft come in a variety of attractive colors and all are UV protected. From research and development, to quality of materials, to features, to craftsmanship, to reliable power, Sea Vu watercrafts are built durable.

Manufacturing
-------------

Sea Sun's products will be manufactured in the city of Kelowna, British Columbia, Canada. Phoenix Composites as an experienced manufacturer have assembled a strong team of Marine Architects as well as qualified Marine Engineers, to produce the Sea Vu product. The Sea Vu product line involve the integration of various scientific and technical fields in order to develop a product that looks good, performs well and is able to be manufactured at competitive prices. The fields involved include: hydrodynamics, aerodynamics, molding, computer aided design, mechanics, systems integration, ergonomics and industrial design.

Sea Sun's boats are manufactured through a Resin Transfer Molding ("RTM") process in which reinforcement material is placed between two matching mold surfaces. The matching mold set is then closed and clamped and resin is injected under moderate pressures into the mold cavity. The resin is injected to fill all voids within the mold set. The reinforcements include a variety of fiber types, in various forms such as continuous fibers, mat or woven type construction as well as a hybrid of more than one fiber type. This part is cured with heat. Before the deck is mated to the hull the wiring and system components are installed in the hull. Finally the hull and the deck are bonded with a structural adhesive which creates a structurally sound one-piece unit.

Sea Sun believe that the RTM process produces tighter dimensional tolerances, better quality finishes, faster prototypes and lower emissions than other fiberglass manufacturing methods. Sea Sun considers that the needs of our customers and partners are best met by perfecting and ensuring sound manufacturing practices.

Each newly manufactured watercraft will undergo extensive final testing before being shipped. Many variables have to be considered in the testing including water temperature, current, salinity as well as the varying weights and heights of the user. The Sea Vu products are crated at the plant and placed in containers for delivery.

Sea Sun sources the additional  products  required for our locations  including:
Beach Dolly's, Kiosks, Storage Racks, Clothing (staff & retail) Accessories, as well as any other additional products we will merchandise. The products are shipped to the manufacturer to be enclosed in the container. This permits the Company to stage locations in one factory and have an entire location shipped in one container to the final destination saving considerable time and resources as well as additional shipping costs.

The Market
----------

According to the World Tourism Organization by 2010 this industry is expected to generate revenues of $1.5 trillion. This is a labor-intensive industry employing more that 100 million people throughout the world. One in ten people worldwide is employed in the tourism business. These figures are conservative because not all countries report tourism statistics, and typically, only national data on tourism are available, rather than data specific to the coastal zone.

International tourism, recognized as the leading industry in the world economy, can be classified as one of the new activities, which soared in the second half of the twentieth century. Growth has averaged about 3.0% per year since 1994.

Coral reefs are fragile and depend on specific temperatures, water salinity, and different species to keep it alive. Any chemical disruption can severely damage a reef, as can a rise of silt levels in the water, a rise or fall in water temperature, or the extinction of a species the reef depends on. All of these changes can be created by an invasive human presence in and around the integrated systems that the coral reef depends on.

Ecotourism is a small but rapidly growing industry, a niche market that is governed by market forces and regulations. It is primarily advertised as a form of nature tourism. As the pressures of urban living increase more travelers are seeking pristine, natural and cultural sites. As the number of visitors to protected areas continues to increase the need for Ecotourism will become mandatory.

The effects of tourists on any ecosystem are numerous, but traffic on coral reefs can be extremely deadly. Visiting boats can anchor improperly and severely damage coral and touching or harvesting coral illegally also damages the reef. Even small scale use can damage the natural resources which attract tourists in the first place.

Whether called nature tourism or Ecotourism, recreational and educational travel based on natural attractions is a promising means of advancing social, economic, and environmental objectives in developing countries. It offers countries new opportunities for small-enterprise investment and employment and increases their stake in protecting their biological resources.

A sizable segment of the traveling public will desire this type of tourism.

The tourism industry generates substantial economic benefits to both host countries and the tourists' home countries. It is an especially important industry to developing countries. The main benefits of tourism to a country are foreign exchange. Nowhere is tourism growing faster than in the Caribbean. This is in part the result of their declining mainstays such sugar, bananas, bauxite, and oil. In addition it is also a reflection of the increasing importance given to recreation and leisure as a result of rising world income levels.

The crystal clear waters in the Caribbean are ideal for anyone wishing to experience the vast underwater treasures that it has to offer.

In the Caribbean region gross tourism receipts represent approximately twenty-five percent of all export receipts. Caribbean tourists spend the most in the Dominican Republic, The Bahamas, and Puerto Rico. These countries accounted for nearly forty percent of the region's total receipts. The other major beneficiaries of tourist expenditures are Jamaica, the U.S. Virgin Islands, Barbados, Aruba, and Bermuda. Visitors staying over accounted for almost ninety-five percent of total spending by visitors to the region. The majority of tourists to the Caribbean are from the United States and Canada.

Sales and Marketing
-------------------

Marketing should promote an image. Sea Sun's image will be projected as a supporter of "sustainable tourism". Our products will be defined as products that support the long-term protection of the environment. Sea Sun will offer high quality tourist activities based on the discovery and appreciation of the natural and cultural heritage of the protected area being visited.

Sea Sun believes that well planned and managed Ecotourism will prove to be one of the most effective tools for long-term conservation.

Sea Sun will pursue there separate and distinctive marketing approaches for their products.

Under the first approach Sea Sun has selected Corporate Locations which will be managed and owned by Sea Sun. The initial start-up expenses for these locations are larger however the long term financial gain will be greater than other revenue sources. The Corporate Location will be modeled after one of the three styles discussed below with one exception - depending on the location the Company will also offer additional water based leisure products. The offering of these products will provide additional water leisure alternatives to the customer.

Sea Sun has an agreement in place from an international company, which currently manufactures and distributes a highly successful product for the diving industry. Sea Sun would brand this product under the Sea Sun name. Sea Sun is also in discussions with other companies who provide products in the leisure water craft business.

Under the second approach Sea Sun will sell Master Licenses for geographical territories to individuals or corporations. Over the next ten years estimates are that 50% of all retail sales will be generated from franchises. The Company believes a mix of Corporate Locations and Master Licensees will be highly successful revenue sources.

Sea Sun will initially use a sub-contractor to sell geographical territories to individuals or corporations. This method will result in slightly lower margins but will provide the Company with a rapid entrance into the market. The sub-contractor the Company has selected is an international company that has achieved a high degree of success in promoting business opportunities for their clients throughout the world. This company is very selective in their choice of companies and projects they represent.

The purchase of a Master Territory License allows the individual or corporation to purchase at a wholesale cost their own Ecotour location, or retail the business opportunity to other purchasers. Each Master Territory License will provide for the establishment of 8-12 locations. Before committing to a new Master Licenses Sea Sun will conduct a thorough market research of the area to determine whether there is the demand for their product and services.

Sea Sun will receive revenue from the sale of the Master License, a percentage of the sale of each new location within the territory, and a monthly royalty on each watercraft in use. The Licensee receives a percentage of the proceeds generated from the sale of the location and a percentage of the monthly royalties which are based upon the number of watercraft in use.

Each Corporate and Licensed location includes: eight Sea Vu single person crafts;, four Sea Vu two person crafts; six Ocean Kayaks; eight Sea Scooters; four Beach Dollies, Kiosk & Racks; Freight, Training Team & Set Up; Set Up Marketing and miscellaneous items such as Signs and Banners.

Under the third approach Sea Sun will aggressively sell the Sea Vu products outright through a variety of methods including dealer networks, the internet, and trade magazines and shows.

Sea Sun will continue to increase our presence in the market through a combination of Corporately Owned locations, Licensing, Co-branding, Acquisitions and the Outright Sale of the Sea Vu product. The Company will continue to consider all options for expansion while maintaining our focus on corporate locations, improving their efficiency and developing our personnel.

Sea Sun believes the Cruise Line Marketplace represents a significant economic opportunity. The Company will seek to have the cruise lines include Sea Sun's products in their in-port activity list. Sea Sun will offer the Cruise Lines products and packages that take quality to new levels and deliver value over competitive products. Sea Sun will respond to the passenger's interest for better quality and care of the environment. The long-term viability of the

Cruise Line business depends on the environment. Sea Sun has had discussions with a number of the Cruise Lines who have shown a positive interest in the Company's products.

Sea Sun will also target the Search and Rescue Marketplace. At weight of two hundred and three hundred and forty pounds for the single person and two person Sea Vu, each craft is easily transportable and can be quickly launched by one person using the dolly or by two people manually. By comparison personal watercraft (PWC) used in many search and rescue operations range in weight from three hundred thirty pounds to in excess of seven hundred pounds.

The Sea Vu can:
     >    depending  on the  clarity  of the  water,  locate a person  under the surface
     >    enter shallow water where other boats may not be able to go
     >    be used in almost every type of water
     >    transport a rescuer to a possible life saving situation

In certain cases Sea Sun will offer a special program on Sea Vu's supplied to local Search and Rescue operations with limited budgets. Under this program the Sea Vu would be provided to the operation on a loan basis for selected period of time. The craft would have to be returned in the condition it was received in and the maintenance and repair would be the responsibility of the operation. The Company believes that this program will help promote the Sea Vu product and provide a valuable tool to the local Search and Rescue operation.

The Diving Market also represents a significant opportunity because divers can:
     >    slide easily on and off the sled because the craft is at water level
     >    access any area because of the maneuverability of the craft
     > ride comfortably without having to remove tanks or gear as they do in dive boats
     >    reach environmentally protected areas where other craft are prohibited
     >    easily determine dive points through the use of the viewing window.

The use of the new two person Sea Vu provides divers with an inexpensive safe way to search for new dive sites. The best diving locations are often within one mile of the shoreline. Dive charter boat excursions are usually limited and somewhat expensive to operate within this distance. Diving from shore is dangerous because of the fatigue factor. The Sea Vu provides an excellent environmentally friendly scouting platform offering the divers flexibility along with quiet operation that ensures the marine life will not be frightened away. The two person Sea Vu also offers a storage compartment for the divers gear. The benefit of the unit also extends to couples where one person dives and the other person can view the experience safely from above. This will allow a unique interaction between divers and non divers.

Charter dive companies can include both one and two person Sea Vu's to their businesses. The products will open up opportunities for new non-diving clients as well as servicing their existing dive clients with more options. These companies can participate in extra revenues that would have gone unrealized without the new Sea Vu units and the marketing system developed by Sea Sun.

Sea Sun will undertake an aggressive advertising campaign. Marketing however is more than advertising. It is a wide range of communication that includes personal selling, promotions, public relations and advertising.

Sea Sun will provide products other than watercraft to their customers. The Company plans to provide merchandise such as clothing and lotions to promote the Sea Vu name and experience. Sea Sun will attend and participate in a number of trade shows to promote the Sea Vu product.

Marketing and promotional actions in protected areas shall help increase the visitors awareness of environmental protection and encourage respect for local tradition and customs. Marketing and promotional messages shall highlight the authentic values and assets of the territory, and assist the visitor.

Competition
-----------

There are some resorts that offer only non-motorized water sports as a rule, to avoid disturbing the peace and for protection of the environment. Many resorts however still offer water-skiing, jet skiing and parasailing. Other resort activities include extensive activities on, in and under the water including snorkel excursions, motorboat journeys, sailing, deep-sea diving, deep-sea fishing, windsurfing, surfing, sub-water walk and kayak trips. The Sea Vu currently has no direct product competition however all of the foregoing activities compete for the tourist's business.

Sea Sun considers their major competition to be the Personal Water Craft (PWC) which has undergone a significant growth pattern, especially over the last decade. PWC became commercially available during the 1970s when Kawasaki Motors Corporation introduced the Jet Ski. This craft allowed one person to maneuver a small boat while standing up. Recent models, allow as many as three people on board, can pull a water skier, and can reach speeds of 60 mph. PWC's in a short time also have proven to be very dangerous both to the operator and to other people on a body of water. Most of the injuries involved operators of rented PWC's. Approximately one-half of these operators had less than one hour of experience in PWC operation.

Despite the increased popularity of PWC, many countries and resorts are limiting or banning their use because of environmental and other concerns. Emissions from fuel and oil have the greatest potential for environmental harm due to the damaging effects of hydrocarbons to water. Noise is also cited as a concern and of course the risk of injury is impacting this decision.


(2)  Increase in Authorized Shares

     Alpha's Board of Directors has unanimously approved an increase in Alpha's authorized shares of Common Stock from 10,000,000 shares, par value $.001 to



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






100,000,000 shares, par value $.001, and approved authorization of 50,000,000 Preferred Shares, par value $.001 with the issuance of any such Preferred Stock, in such series and with such rights, powers and designations thereof, to be determined by the Board of Directors as and when any shares of Preferred Stock are issued.


(3)  Change of Corporate Name

     In connection with the consummation of the Acquisition, Alpha has agreed to change its corporate name to "Sea Sun Corporation" which will more accurately describe the new business in which Alpha intends to become involved. Alpha's Board of Directors believes that, assuming that the Acquisition is consummated; changing Alpha's name is in the best interests of Alpha and its shareholders. Alpha's Board of Directors has unanimously approved the change of Alpha's name to Sea Sun Corporation.


(4)  Election of Directors

     In accordance with the Agreement, one of the purposes of the meeting is to elect three (3) Directors to hold office until the next Annual Meeting of Stockholders of Alpha, and until their successors are duly elected and qualified.

Nominees
--------

     The nominees listed below are designees of Sea Sun, in accordance with the Agreement. The Board does not anticipate that any nominee will be unavailable to serve, if elected - Rodney Koch, Graham Millington and Wayne Izumi.

     A summary of the business experience of the nominees for director of Alpha is as follows:

Rodney Koch - Chairman.  Mr. Koch, is a Sea Sun founder and  Director.  Mr. Koch
-----------------------
has been responsible for all aspects of the Company. As the Company moves forward his focus will be directed to marketing. Mr.Koch has extensive experience in the design, molding and manufacture of fiberglass based products as well electric propulsion systems. Prior to entering the leisure water sports business was President of a private consulting firm. Mr. Koch a resident of Kelowna, British Columbia, Canada where he will continue to oversee the manufacturing of the Company's products.

Graham  Millington - President and Chief  Executive  Officer.  Mr.  Millington a
-------------------------------------------------------------
Director has a graduate business degree and has more than thirty years of experience with finance and manufacturing companies. Mr. Millington has held senior executive position in a number of public and private companies during his career. Prior to joining the Company he was C.F.O. of a public company in the health care business and before that President and major shareholder of a national beverage company. Mr. Millington will focus on developing the infrastructure of the Company. Particular attention will be directed to all areas of finance and the development of the public company. Mr. Millington is a resident of Oakville, Ontario, Canada.




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






Wayne Izumi - Director and  Secretary.  Mr. Izumi is President of Stoller Canada
--------------------------------------
Inc., a Canadian agricultural chemical company and Izumi Outdoors Inc., a multi-media company. Mr. Izumi is a successful businessman, entrepreneur and a well respected member of the community. As a founder of Izumi Outdoors the company has been in the business of fishing for almost 20 years and is made up of several divisions including television, radio and magazine.

Directors and Executive Officers
--------------------------------

The following table contains certain information with respect to the persons who are nominated to serve as Directors and Executive officers of Alpha.

Name & Address of Directors                Number of Shares
And Executive Officers                     Beneficially owned       Percentage
---------------------------                ------------------       ----------

Rodney Koch  *
4146 Gallagher's Forest South                   3,860,000             46.3%
Kelowna, BC V1W 4X2

Graham Millington
424 Brookville road
Oakville, ONT. L6V 5K5                          1,930,000             23.2%

Wayne Izumi
% Sea Horse International Ventures, Inc.
4146 Gallagher's Forest South
Kelowna, BC V1W 4X2                                     0                 0

All officers & directors
as a group (3 persons)                          5,790,000             69.5%

     * include 3,860,000 shares owned by Sea Horse International Ventures, Inc. an Alberta, Canada corporation controlled by Rodney Koch

Other Matters
-------------

No Solicitation of Votes
------------------------

     Under Section 228 of the DGCL, in lieu of a meeting, shareholder action may be taken by written consent of a majority of the outstanding shares necessary to authorize the transaction. Four shareholders owning a total of 7,950,000 shares, or 95.4% of Alpha's 8,330,000 outstanding shares, have signed the Written
Consent. Therefore, other than those four shareholders, no vote of any other shareholder of Alpha is required to authorize the corporate actions described in this Information Statement.

     The Board of Directors of Alpha also approved these changes, by unanimous consent dated July 29, 2004.

     Alpha is not required to solicit and is not soliciting votes or consents from any of its other shareholders.

Payment of Expenses
-------------------

     The payment of expenses related to the preparation and filing of this Information Statement has been made by Alpha.

More Information
----------------

     This Information Statement is provided for information purposes only. We are not soliciting proxies in connection with the items described herein. You are not required to respond to this Notice.

     The accompanying Information Statement is for information purposes only. Please read the accompanying information statement carefully.


     Alpha files annual, quarterly and special reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Alpha files at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or on the SEC's web site, http://www.sec.gov.

     You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of the filings of Alpha made with SEC directly from Alpha by requesting them in writing or by telephone at the address set forth earlier in this Information Statement.



















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